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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of report (Date of earliest event reported):   November 3, 1998
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                            FLUOR DANIEL GTI, INC.
                       ---------------------------------
               (Exact name of Registrant as Specified in Charter)


         DELAWARE                         0-015067               02-0324047
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(State or other jurisdiction of   (Commission file number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


100 River Ridge Drive, Norwood, Massachusetts                       02062
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number including area code:  (617) 769-7600
                                                    --------------

                          No change since last report
                       ---------------------------------
            (Former name or address, if changed since last report)
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Item 5.  Other Events.
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     On November 3, 1998, Tiger Acquisition Corporation, a newly formed, wholly owned subsidiary of International Technology Corporation doing business as The IT Group, Inc. ("IT Group") announced that it had commenced its previously announced tender offer for the purchase of all of the issued and outstanding shares of common stock, par value $.001 (the "Shares") of the Company at a price of $8.25 per share net to each tendering stockholder in cash, without interest.

     The offer is conditioned upon, among other things, (a) there being validly tendered by the expiration date, and not withdrawn, all of the Shares owned by Fluor Daniel, Inc., representing approximately 52% of the Shares as of October 30, 1998, and at least a majority of the remaining Shares; and (b) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. The offer and withdrawal rights of stockholders wishing to participate in the tender offer will expire at 12:00 midnight, New York City time, on Wednesday, December 2, 1998, unless Tiger Acquisition Corporation or IT Group elects (subject to the terms of the merger agreement with the Company) to extend the offer.

     The Board of Directors of the Company, acting on the unanimous recommendation of a Special Committee of independent directors, has unanimously determined that the offer is fair to, and in the best interests of the stockholders of the Company and unanimously recommends that the stockholders accept the offer and tender all of their Shares.

     The merger agreement provides that the offer will be followed by a merger of the Company with and into Tiger Acquisition Corporation, in which all remaining outstanding Shares would be converted into the right to receive $8.25 cash per share.
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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        FLUOR DANIEL GTI, INC.



                                        By: /s/ Walter C. Barber
                                           ---------------------------------
                                        Name:   Walter C. Barber
                                        Title:  President and Chief
                                                Executive Officer



Date: November 3, 1998